Exhibit 99.1
July 23, 2013

To Our Members,

We recently finished a remarkably productive and economically strong second quarter at the Federal Home Loan Bank of Chicago. We anticipate reporting net income of $149 million for the second quarter of 2013 when we file our Form 10-Q next month. Even taking into account the $50 million of income resulting from a reversal of a charge we took in 2011 to support the Community First™ Fund, this was a strong quarter financially. Our growing financial strength, supported by $1.9 billion in retained earnings, has allowed us to introduce a number of key initiatives that we believe enhance the value proposition of your membership in our Bank.

The goals of these member-focused initiatives are to:

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Lower the overall cost of borrowing for members that use advances for long-term funding and short-term liquidity. The amendments to our capital plan, which became effective July 1, 2013, are designed to reduce the cost of advances for members using the Bank for borrowing by providing those members the opportunity to receive a higher dividend on their activity stock. Please read the member letter dated May 30, 2013, for details. You can read it here on our website.

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Restore full liquidity to member stock. In late May, the Bank completed the quarterly excess capital stock repurchase program initiated in 2012 and now repurchases excess stock held by members within three business days of receiving the request, subject to regulatory requirements and prudent business practices.

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Enhance the collateral capacity of our members. As part of our commitment to meet member funding and liquidity needs, we published revised Collateral Guidelines in early July that include significant changes to our Commercial Real Estate (CRE) collateral policies. These changes should make more member-owned CRE eligible as collateral and simplify the CRE pledging process.

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Introduce technology that makes it easier for members to use the Bank. Members can now initiate certain types of advances and wire transfers through our member-only website, eBanking. We also streamlined the competitive Affordable Housing Program (AHP) application process by implementing a new system called AHP Online. More than 50 members partnered with local community organizations this year to submit 143 online applications. We anticipate awarding $26.5 million in grants later this year.

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Support member communities in new and sustainable ways. This April we received approval for the Community First Fund™, a $50 million revolving loan fund designed to support affordable housing and economic development in Illinois and Wisconsin. The focus of this fund will be to provide unsecured low-interest loans, rather than one-time grants, to selected partner community organizations. Also this spring we completed a survey of potential partners and selected a subset that responded with a number of proposals; we are currently evaluating the proposals and anticipate making commitments on a rolling basis over the next year with the first commitment completed by the end of 2013.  We will continue to update you on the progress of the fund as it develops.

Second Quarter 2013 Dividend
Also today, our Board of Directors declared a cash dividend at an annualized rate of 0.30% per share, based on the Bank's preliminary financial results for the second quarter of 2013. We are pleased that the

Bank can continue to pay a reasonable dividend. The dividend will be paid by crediting your account as of August 15, 2013.

Beginning with financial results for the third quarter of 2013, the FHLBC expects the Board of Directors to consider paying an enhanced dividend on activity stock (B1) relative to stock required for membership (B2) as permitted under our amended capital plan and as appropriate based on quarterly earnings. We anticipate that paying a higher dividend on activity stock will effectively lower the cost of borrowing from the Bank and represents another way to provide increased value to our members.

Second Quarter 2013 Financial Highlights
The results discussed here are preliminary and unaudited. Please refer to the attached Condensed Statements of Income and Statements of Condition. We expect to file our second quarter 2013 Form 10-Q with the Securities and Exchange Commission next month. You will be able to access it on our website, www.fhlbc.com, or through the SEC's reporting website, http://www.sec.gov/edgar/searchedgar/companysearch.html.

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We recorded net income of $149 million for the second quarter of 2013, compared to $80 million in the first quarter of 2013. Interest income and interest expense are down from one year ago due to the combination of lower interest rates and the continued run-off of our MPF loan and investment portfolios, along with the debt used to fund those portfolios. Other non-interest gain (loss) increased from the first quarter of 2013, due primarily to gains on derivatives and hedging activities as rates rose just before quarter-end June 30, 2013.

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The approvals for our Community First Fund resulted in the Bank recognizing $50 million into earnings in the second quarter of 2013, which represents the reversal of the $50 million charge previously recognized in the fourth quarter of 2011.

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Total assets were $63.5 billion at June 30, 2013, down from $64.9 billion at March 31, 2013, and down more from $69.6 billion at December 31, 2012. Advances outstanding at June 30, 2013, were $16.7 billion, up 15% since December 31, 2012. As part of our amended capital plan, the Bank now has the ability to reduce capital stock requirements for certain future advance offerings. When we implement this part of the plan as expected later this year, we hope members will take advantage of this benefit to lower their cost of borrowing.

•
Mortgage Partnership Finance® (MPF®) loans held in portfolio declined to $8.9 billion at June 30, 2013, from $9.7 billion at March 31, 2013, and $10.4 billion at December 31, 2012. The MPF outstanding loan balance has steadily declined as a result of paydowns and our 2008 decision to stop adding MPF loans to our balance sheet. The MPF Xtra® product, however, continues to gain popularity with both participating members and other Home Loan Banks. The Federal Home Loan Bank of Seattle joined the MPF Program in early July to offer the MPF Xtra product, the second Federal Home Loan Bank to join this year. The MPF Xtra product enables financial institutions that are members of participating Home Loan Banks to sell fixed-rate, conforming mortgage loans in the secondary market. Through MPF Xtra, we purchase these loans from Participating Financial Institutions at competitive rates and sell them to Fannie Mae. In the second quarter of 2013, MPF Xtra® loan volume for the program overall was $1.4 billion; for FHLBC Participating Financial Institutions alone it was $714 million.

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Total investment securities were down 10% to $30.7 billion this quarter from $34.3 billion at the end of 2012. Restrictions on our investments limit us from purchasing new longer-term investments at this time.

•	Retained earnings continued to grow as a result of our strong net income; at June 30, 2013, we recorded a record-high $1.9 billion in retained earnings-up 13% from December 31, 2012.

•	We remained in compliance with all of our regulatory capital requirements.

As always, I want to thank you for your membership in the Federal Home Loan Bank of Chicago. I look forward to seeing you at the Management Conference on August 8-9. Distinguished guest speakers will offer their perspectives for addressing the challenges of succeeding in this difficult and competitive economic environment. It is our goal that this event and other smaller events held throughout the year will further enhance the value of your membership in the Bank.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” “MPF Xtra,” “Downpayment Plus,” and “DPP” are registered trademarks of the Federal Home Loan Bank of Chicago. “Community First” is a trademark of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	June 30, 2013	December 31, 2012	Change
Cash and due from banks	$315	$3,564	(91)%
Federal Funds sold and securities purchased under agreement to resell	6,711	6,500	3%
Investment securities	30,687	34,250	(10)%
Advances	16,663	14,530	15%
MPF Loans held in portfolio, net	8,870	10,432	(15)%
Other	256	308	(17)%
Total assets	$63,502	$69,584	(9)%

Consolidated obligation discount notes	$21,583	$31,260	(31)%
Consolidated obligation bonds	36,239	32,569	11%
Subordinated notes	1,000	1,000	—%
Other	1,192	1,307	(9)%
Total liabilities	60,014	66,136	(9)%

Capital stock	1,540	1,650	(7)%
Retained earnings	1,917	1,691	13%
Accumulated other comprehensive income (loss)	31	107	(71)%
Total capital	3,488	3,448	1%
Total liabilities and capital	$63,502	$69,584	(9)%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended June 30,			For the six months ended June 30,
	2013	2012	Change	2013	2012	Change
Interest income	$380	$485	(22)%	$783	$1,010	(22)%
Interest expense	(282)	(347)	(19)%	(572)	(713)	(20)%
Provision for credit losses	2	(2)	200%	2	(8)	125%
Net interest income	100	136	(26)%	213	289	(26)%
Other-than-temporary impairment (credit loss)	—	(14)	(100)%	—	(15)	(100)%
Other non-interest gain (loss)	35	(13)	369%	36	(6)	700%
Other community investment	50	—	—%	50	—	—%
Other non-interest expense	(25)	(32)	(22)%	(50)	(62)	(19)%
Affordable Housing Program assessment	(11)	(8)	38%	(20)	(21)	(5)%
Net income	$149	$69	116%	$229	$185	24%

Net yield on interest-earning assets	0.60%	0.80%	(0.20)%	0.64%	0.85%	(0.21)%